SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

WILSHIRE ENTERPRISES, INC.
Name of Registrant as Specified in Its Charter)

Full Value Partners L.P.
Phillip Goldstein
Phone 914 747-5262
FAX 201 556-0097
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Three Leading Proxy Advisory Firms Recommend For Full Value Partners in
Proxy Contest for Wilshire Enterprises, Inc. (AMEX: WOC)

Saddle Brook, NJ, March 18, 2009 -- Full Value Partners L.P. announced today that the three leading independent proxy advisory firms, Proxy Governance,Inc., Institutional Shareholder Services Inc., a wholly-owned subsidiary of RiskMetrics Group, Inc., and Glass Lewis and Co, have each recommended that shareholders of Wilshire Enterprises vote on Full Values green proxy card at the annual meeting for on March 24, 2009.

Commenting on the recommendations, Phillip Goldstein, a principal of Full Value Partners said, We are pleased that all three of the leading independent proxy advisory services have seen the need for change at Wilshire Enterprises. If we prevail at the annual meeting, we intend to seek a court order to permit us to conduct a cash tender offer at $2 per share which is about 65% above Wilshires recent market price.

Separately, Full Value announced that its proxy tabulating agent included a Quick Vote option on its voting website only for registered shareholders that erroneously stated that if a shareholder checked the box, the shareholders proxy would be voted in accordance with the recommendation of the trustees. That has now been corrected to state that the recommendations are those of Full Value Partners L.P., the soliciting stockholder.

Registered shareholders who are satisfied with their previous instructions need not do anything. However, those registered shareholders who erroneously checked the Quick Vote box can change their instructions by going to www.2voteproxy.com and entering their control number.

Company Contact:	Phillip Goldstein: 914-747-5262
                        Andrew Dakos: 201-556-0092

Source: Full Value Partners L.P.